Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Triangle Petroleum Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-194861, 333-188354, 333-184519, 333-173357, and 333-171958) on Form S-3 and (Nos. 333-188353, 333-175740, and 333-171959) on Form S-8, of Triangle Petroleum Corporation of our reports dated April 16, 2014, with respect to the consolidated balance sheets of Triangle Petroleum Corporation and subsidiaries as of January 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended January 31, 2014, and the effectiveness of internal control over financial reporting as of January 31, 2014, which reports appear in the January 31, 2014 annual report on Form 10-K of Triangle Petroleum Corporation.

Our report dated April 16, 2014, on the effectiveness of internal control over financial reporting as of January 31, 2014, expresses our opinion that Triangle Petroleum Corporation did not maintain effective internal control over financial reporting as of January 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the identification of and accounting for certain derivative instruments that resulted in a restatement of the Company’s unaudited interim financial statements for the three months ended October 31, 2013, has been identified and included in management’s assessment.

KPMG LLP

Denver, Colorado
April 16, 2014